Exhibit 99.1

AMA CAPITAL PARTNERS BUYS PLM GENERAL PARTNER INTERESTS THROUGH ITS NEWLY LAUNCHED FUND

            (New York), November 16, 2005 - AMA Capital Partners, LLC (AMA) today announced the completion of its acquisition of PLM Financial Services, Inc., the general partner of four PLM Funds. The acquisition was made through ACP Fund I, AMA's $100 million investment fund launched earlier this year and the second fund AMA has managed.

            The PLM funds have controlling and managing interests in a number of tankers, bulk carriers, commercial aircraft, trailers and containers through four publicly traded funds.

            "PLM Funds was founded in 1972 and is well known as a quality owner and operator of transportation assets. We are confident that AMA's deep understanding of transportation markets will enable us to maximize the value from the funds’ assets for the benefit of the PLM shareholders,” said AMA's CEO Paul Leand Jr.

            "We are excited about this transaction.  Over the past few years, AMA has successfully built upon its traditional strength in the maritime sector to expand into broader transportation markets. This acquisition of the PLM general partner interests by ACP Fund I is exactly in line with these efforts and further leverages our growing capabilities" added Leand. The acquisition gives AMA instant access to the public markets and a platform for expansion across several transport asset categories.

            Headquartered in New York with additional offices in Baltimore and Oslo, AMA Capital Partners, LLC is a privately held merchant banking firm specializing in the transportation industry.

            Any inquires regarding this announcement should be directed to Paul Leand, Jr., CEO of AMA Capital Partners at +1 212 682 3344, or via email at pleand@amausa.com.